EXHIBIT 10.1

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THE REDACTED PORTIONS OF THIS EXHIBIT, AND SUCH CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) dated as of 28 February, 2015 (the “Effective Date”) made and entered into between Athersys, Inc. a corporation having its principal place of business at 3201 Carnegie Avenue, Cleveland, OH 44115 (“ATHERSYS”) and ABT Holding Company, a Delaware corporation having its principal place of business at 3201 Carnegie Avenue, Cleveland, OH 44115 and wholly-owned subsidiary of ATHERSYS (“ATHX”), on the one hand, and CHUGAI Pharmaceutical Co. Ltd., a Japanese company having its principal place of business at 1-1 Nihonbashi-Muromachi 2-Chome Chuo-ku, Tokyo, 103-8324 Japan (“CHUGAI”), on the other hand. ATHX and CHUGAI may be referred to individually as a “Party” and collectively referred to as the “Parties”; provided, however, that solely for the purpose of Sections 20, 24.2, 24.7, 24.9, 24.11 and 24.14, either ATHERSYS and ATHX or CHUGAI may be referred to individually as a “Party” and collectively referred to as the “Parties”.

WHEREAS, ATHX owns or otherwise controls and will own or otherwise control certain patents, patent applications, know-how and trademarks relating to the Field (as defined below);

WHEREAS, CHUGAI desires to acquire a license to such patents, patent applications, know-how and trademarks in the Territory (as defined below), and ATHX desires to grant such license to CHUGAI on the terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein, ATHERSYS, ATHX and CHUGAI hereby agree as follows:

SECTION 1 DEFINITIONS.

Capitalized terms used in this Agreement shall have the meaning ascribed to them in the preamble or recitals above, this Section 1, or the following Sections of this Agreement.

1.1 The term “Affiliate” shall mean, (a) with respect to ATHX, a corporation or other legal entity, directly or indirectly, controlling, controlled by or under common control with ATHX, including ATHERSYS, and (b) with respect to CHUGAI, a corporation or other legal entity directly or indirectly controlled by CHUGAI.

1.2 The term “ATHX Background Know-How” shall mean Know-How that are owned or controlled by ATHX or its Affiliates as of the Effective Date, in each case, that is specifically related to the Product in the Field or to development, distribution, promotion, marketing, making, an offer for sale, sale, import, export, or use of the Product in the Field.

1.3 The term “ATHX Background Patents” shall mean any (a) patents and patent applications that are owned or controlled by ATHX or any of its Affiliates as of the Effective Date, (b) pre-grant forms claiming priority to of any of the foregoing, including provisionals, converted provisionals, divisionals, continuations (in whole or in part), (c) all patents issuing from any of the foregoing, and (d) all post-grant forms of any of the foregoing, including extensions, in each case, that (if issued) would be infringed, but for the license granted hereunder, by development, distribution, promotion, marketing, making, an offer for sale, sale, import, export or use of the Product in the Field. ATHX Background Patents shall include the patents as listed in Schedule 1.

1.4 The term “ATHX Foreground Initial Royalty-Base Patents” shall mean any (a) patents that are registered in the Territory based on patent applications owned or controlled by ATHX or any of its Affiliates and that are filed after the Effective Date and before the 5th anniversary of the Effective Date, (b) pre-grant forms claiming priority to of any of the foregoing, including provisionals, converted provisionals, divisionals, continuations (in whole or in part), (c) all patents issuing from any of the foregoing, and (d) all post-grant forms of any of the foregoing, including extensions, in each case, that (if issued) would be infringed, but for the license granted hereunder, by development, distribution, promotion, marketing, making, an offer for sale, sale, import, export or use of the Product in the Territory.

1.5 The term “ATHX Initial Royalty-Base Patents” shall collectively mean (i) ATHX Background Patents and (ii) ATHX Foreground Initial Royalty-Base Patents.

1.6 The term “Calendar Year” means each one (1) year period from January 1 to December 31 (or portion thereof for any such period that includes the Effective Date or the date of Termination of this Agreement, as applicable).

1.7	The term “Field” shall mean the prevention and treatment of Ischemic Stroke.

1.8 The term “Foreground IP” of a Party shall mean (a) any and all non-public, proprietary technical information, know-how, trade secret, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, regulatory filings, and other information (whether or not patentable) and (b) any intellectual property rights thereon (except trademarks), including patent and patent application issuing or filed for based thereon and copyright; in each case under clause (a) and (b), that is specifically related to the Product or to development, distribution, promotion, marketing, making, an offer for sale, sale, import, export, or use of the Product and that is first owned or controlled on or after the Effective Date by such Party or any of its Affiliates.

1.9	The term “Global Phase 2 Trial” shall mean the multinational [*] for Ischemic Stroke.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

1.10 The term “Know-How” shall mean any and all non-public, proprietary technical information, know-how, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, regulatory filings, and other information (whether or not patentable).

1.11 The term “Last Month” shall mean the later of the months in which the last-to-expire ATHX Initial Royalty-Base Patent expires or in which the re-evaluation period under Article 14-2 of the Pharmaceutical Affairs Law of Japan or any revision or replacement thereof ends.

1.12 The term “Manufacturing Cost” shall mean, unless and until otherwise mutually agreed by the Parties in a supply agreement or purchase order, (a) when ATHX or its Affiliate makes the Product, the direct cost of manufacturing the Product plus a reasonable allocation of indirect costs associated with such direct costs, as accounted for by ATHX and its Affiliate in accordance with U.S. GAAP, as consistently applied, and (b) when the Product is manufactured on behalf of ATHX or its Affiliate by a Third Party Manufacturer, the actual price paid by ATHX to the Third Party Manufacturer for the Product, plus a reasonable allocation of direct and indirect costs incurred by ATHX and its Affiliates in managing such production by the Third Party Manufacturer, as accounted for by ATHX and its Affiliate in accordance with U.S. GAAP, as consistently applied.

1.13 The term “Net Sales” shall mean the total gross sales of all the Products sold by CHUGAI, its Affiliate or their respective direct or indirect sub-licensee under the license or sublicense of this Agreement, for arm’s length sales to any non-Affiliated third party in the Territory, less the following deductions: trade and cash discounts, sales and excise taxes, rebates and return of goods. The foregoing shall be booked or calculated in accordance with Generally Accepted Accounting Principles or International Financial Reporting Standard each as consistently applied by the selling entity. For clarification, if the Product once sold by CHUGAI, its Affiliate or their sub-licensee, for arm’s length sales to any non-Affiliated third party in the Territory is recalled for a reason attributable to ATHX, such sales shall be deducted from the Net Sales.

1.14 The term “Net Selling Price” for a certain formulation (or a certain indication, if the Product are clearly distinguishable by indication and traded at difference prices for different indication) for a certain period shall mean the amount obtained by dividing the Net Sales for such formulation (or such indication, as the case may be) by the total number of the units of the Product in such formulation (or for such indication, as the case may be)sold by CHUGAI, its Affiliate or their sub-licensee to a non-Affiliated third party, each for the same period.

1.15 The term “Ongoing Global Phase 2 Trial” shall mean the multinational Phase 2 clinical trial which is named B01-02 and which is being conducted on the Effective Date by or on behalf of ATHX and its Affiliate(s) with the purpose of filing in the USA or at least one of EU member states for Ischemic Stroke.

1.16	The term “Pivotal Registrational Clinical Trial” shall mean a [*].

1.17 The term “Product” shall mean a regenerative medicine for human use that contains multipotent adult progenitor cells as the sole or primary active ingredient.

1.18 The term “Quarter” shall mean any three month period from January 1 to March 31, from April 1 to June 30, from July 1 to September 30, or from October 1 to December 31 (or portion thereof for such periods that include the Effective Date or the date of Termination of this Agreement, as applicable).

1.19 The term “Second Milestone Payment Date” means the date upon which the both of the payments under Sections 7.1(a) and (b) have been received by ATHX.

1.20 The term “Termination of this Agreement” shall mean any expiration of the initial term or any extended term of this Agreement under Section 17 or termination of this Agreement during the initial term or any extended term for any reason under Section 18.

1.21	The term “Territory” shall mean Japan.

1.22 The term “Trademark” shall mean any trademark owned by ATHX and licensed to CHUGAI under this Agreement for the Product in the Territory for the Field.

SECTION 2 LICENSE OF ATHX BACKGROUND PATENTS AND ATHX BACKGROUND KNOW-HOW.

2.1 Subject to the terms and conditions of this Agreement, ATHX grants CHUGAI and its Affiliate, under the ATHX Background Patents and ATHX Background Know-How, (i) an exclusive, non-transferable and non-assignable (except as provided pursuant to Section 24.7) license, with the right to grant sublicenses with a prior written notice to ATHX, to develop, distribute, promote, market, offer for sale, sell, import and use the Product in the Territory in the Field and (ii) a non-exclusive, non-transferable and non-assignable (except as provided pursuant to Section 24.7) license, with the right to grant sublicenses with a prior written notice to ATHX, to make and have made the Product anywhere in the world and to export such Product solely to the Territory for the purpose of Chugai’s or its Affiliate’s or their sublicensee’s exercising the license granted under the foregoing (i). Notwithstanding the foregoing, CHUGAI and its Affiliate may only exercise the foregoing license and right to sublicense to make and have made the Product on and after any of the following events occurs or it is reasonably expected that any of the following events will occur:

(a) ATHX fails to supply all or a material part of the amount of the Product reasonably requested by CHUGAI by any delivery date in a purchase order and to supply the shortfall within a reasonable period from the delivery date;

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

(b) Either ATHERSYS or ATHX becomes insolvent;

(c) Either ATHERSYS or ATHX voluntarily files a petition for commencement of insolvency proceedings including, without limitation, bankruptcy, liquidation and reorganization (collectively referred to as “Insolvency Proceeding”); or

(d) A court of competent jurisdiction issues (i) an order of relief in an Insolvency Proceeding with either ATHERSYS or ATHX as the debtor or (ii) an order of commencement of an involuntary Insolvency Proceeding against either ATHERSYS or ATHX as the debtor and such proceeding is not dismissed within sixty (60) days after such commencement.

2.2 ATHX and ATHERSYS each jointly and severally represent and warrant that, to the best of its/their knowledge as of the Effective Date, the ATHX Background Patents in the Territory are as specified in Schedule 1. ATHX shall update Schedule 1 to reflect the current state of ATHX Background Patents in the Territory and send to CHUGAI the updated Schedule 1 as of each anniversary of the Effective Date within thirty (30) day period from the anniversary.

2.3 Notwithstanding the exclusive nature of the grant in Section 2.1, ATHX reserves the right on behalf of itself and Affiliates to continue to develop the Product in the Territory for the Field (a) until the Second Milestone Payment Date and (b) after such date if and as determined by the Joint Steering Committee or as otherwise mutually agreed between the Parties. ATHX will keep CHUGAI reasonably informed of and reasonably consult with CHUGAI with respect to such activities.

SECTION 3 LICENSES OF FOREGROUND IP.

3.1 Subject to the terms and conditions of this Agreement, ATHX shall grant, and shall be deemed to have granted, immediately upon the existence of any Foreground IP of ATHX or its Affiliate, to CHUGAI and its Affiliate (i) an exclusive, non-transferable and non-assignable (except as provided pursuant to Section 24.7) license, with the right to grant sublicenses with a prior written notice to ATHX, to develop, distribute, promote, market, offer for sale, sell, import and use the Product in the Territory in the Field and (ii) a non-exclusive, non-transferable and non-assignable (except as provided pursuant to Section 24.7) license, with the right to grant sublicenses with a prior written notice to ATHX, to make and have made the Product anywhere in the world and to export such Product solely to the Territory for the purpose of Chugai’s or its Affiliate’s or their sublicensee’s exercising the license granted under the foregoing (i), under ATHX’s Foreground IP. Notwithstanding the foregoing, CHUGAI and its Affiliate may only exercise the foregoing license and right to sublicense to make and have made the Product on and after any of (a) to (d) in Section 2.1 occurs or it is reasonably expected that any of (a) to (d) in Section 2.1 will occur.

3.2 Subject to the terms and conditions of this Agreement, CHUGAI shall grant, and shall be deemed to have granted immediately upon the existence of any Foreground IP of CHUGAI or its Affiliate, ATHX and its Affiliate a non-exclusive, non-transferable and non-assignable (except as provided pursuant to Section 24.7) license, with the right to grant sublicenses, to manufacture, have made, develop, distribute, promote, market, offer for sale, sell, import, export and use the Product outside the Territory, under CHUGAI’s Foreground IP.

3.3 The license set forth in Section 3.2 (a) may be sublicensed to Affiliates of ATHX without consent of CHUGAI and, except as provided in Section 19.6(e), to all others with the consent of CHUGAI, not to be unreasonably withheld or delayed, and (b) shall be free of charge in case and to the extent of performance of CHUGAI’s Foreground IP by ATHX or any of its Affiliates.

3.4 Unless constrained by the agreement with any licensee of ATHX, ATHX will make reasonable efforts to enable CHUGAI to use non-clinical/clinical data and test results of the Product generated by a licensee of ATHX of the Product outside the Territory as reasonably necessary for CHUGAI’s filing applications for approval of the Product in the Field in the Territory. Unless constrained by the agreement with any sublicensee of CHUGAI or its Affiliate, CHUGAI will make reasonable efforts to enable ATHX, its Affiliates, and their licensees to use non-clinical/clinical data and test results of the Product generated by CHUGAI, its Affiliates and their sublicensees in the Field in the Territory as reasonably necessary for ATHX’s, its Affiliates’ and their licensees’ filing applications for approval of the Product outside of the Territory.

3.5 At least once per Calendar Year, each Party shall disclose in writing to the JSC and the other Party a general description of all new Foreground IP relating to the Field and generated by such Party or any of its Affiliates since the last time reported. If a Party recognizes that any Foreground IP created by a Party and not previously disclosed to the other Party is reasonably likely to have a material impact on the activities contemplated by this Agreement, then such Party shall promptly notify the JSC and other Party of such Foreground IP. Each Party shall provide further, more detailed disclosures of any such Foreground IP as reasonably requested by the other Party or the JSC from time to time.

3.6 ATHX shall list and update ATHX Foreground Initial Royalty-Base Patents in the Territory in Schedule 2 and send to CHUGAI the updated Schedule 2 as of each anniversary of the Effective Date within thirty (30) day period from the anniversary. When ATHX has no ATHX Foreground Initial Royalty-Base Patents in the Territory at an anniversary of the Effective Date, ATHX shall send to CHUGAI the notice that ATHX has no ATHX Foreground Initial Royalty-Base Patents in the Territory within the thirty (30) day period.

SECTION 4 RIGHT OF FIRST NEGOTIATION.

4.1 Upon and after the Second Milestone Payment Date, CHUGAI reserves a right of first negotiation as follows with ATHX in the case which ATHX will plan (i) to develop a Product for any indication other than Ischemic Stroke (“Additional Indication”) in the Territory, (ii) to file application for regulatory approval to market a Product for any Additional Indication in the Territory, or (iii) to engage a third party to develop a Product or to file such an application for any Additional Indication in the Territory. ATHX shall notify CHUGAI of such planning in writing. Thereafter, if promptly requested by CHUGAI, ATHX will negotiate in good faith with CHUGAI after ATHX’s notice to CHUGAI of any such potential activity involving an Additional Indication. If the Parties are unable to agree in writing on major terms and conditions concerning the Additional Indication within ninety (90) days after ATHX’s notice, or a binding full and definitive agreement concerning the same within one hundred and twenty (120) days after the same notice, then ATHX’s obligations and CHUGAI’s rights under this Section 4.1 terminate with respect to such Additional Indication and ATHX may proceed to undertake any or all of such activities with respect to such Additional Indication.

SECTION 5 ATHX’S BACKGROUND KNOW-HOW, INFORMATION, DATA.

5.1 ATHX will forward to CHUGAI all reports and results from the interim analysis of data from Ongoing Global Phase 2 Trial provided to ATHX by its contractors from time to time promptly after receipt of such reports and results by ATHX. Promptly after the execution of this Agreement, ATHX will disclose and deliver to CHUGAI all ATHX’s Background Know-How necessary or useful for CHUGAI to perform its activities contemplated under this Agreement.

5.2 Promptly after the Second Milestone Payment Date, CHUGAI and ATHX shall appoint a third party as escrow agent (“Escrow Agent”) and separately conclude an escrow agreement with Escrow Agent. ATHX shall deposit with Escrow Agent a record of ATHX Background Know-How necessary for manufacturing of the Product, immediately after execution of the escrow agreement. CHUGAI may make Escrow Agent release the record to CHUGAI when any of (a) to (d) in Section 2.1 occurs or it is reasonably expected that any of (a) to (d) in Section 2.1 will occur.

SECTION 6 TRADEMARK

6.1 ATHX shall select the Trademark in accordance with laws, rules and regulations in the Territory and taking into account advice from relevant authorities. The Trademark shall be ATHX’s property.

6.2 ATHX shall register and maintain the Trademark for the Product at the competent authority in the Territory including the Japan Patent Office. ATHX shall be the party to file application of and maintain the registration of Trademark and to defend the registration against any third party’s challenge including, without limitation, filing of invalidation trial. ATHX shall be responsible for the costs and fees incurred in relation to filing application of, maintaining and defending the registration of the Trademark. CHUGAI will cooperate with ATHX with respect to all such activities as reasonably requested by ATHX from time to time, including by providing such testimony, documents, samples or other materials required to prove use of the Trademark in the Territory. The out-of-pocket costs and fees incurred by CHUGAI in connection with such cooperation shall be reimbursed by ATHX.

6.3 As between the Parties, ATHX shall have the right to enforce the Trademark against infringements or other violations thereof, shall be responsible for all costs and fees incurred in relation to such activity, and shall be entitled to retain all awards or damages in connection with such activities. CHUGAI shall promptly notify ATHX of any known infringements or other violations of the Trademark in the Territory.

6.4 Subject to the terms and conditions of this Agreement, ATHX hereby grants to CHUGAI and its Affiliate an exclusive, non-transferable and non-assignable license, with the right to sublicense with prior written notice to ATHX, to (i) use the Trademark to develop, distribute, promote, market, offer for sale, sell, and import Product in the Field in the Territory and (ii) to affix the Trademark anywhere in the world to the Product for the purpose of exercising the rights granted under the foregoing clause (i).

6.5 CHUGAI shall and shall cause its Affiliates and its and their respective sub-licensees to only distribute, promote, market, offer for sale, sell, and import Product in the Field in the Territory using the Trademark or to affix the Trademark anywhere in the world to the Product that is developed, distributed, promoted, marketed, sold, offered to be sold or imported in the Territory. Furthermore, upon and after notice by ATHX, CHUGAI shall refer to Product in its regulatory filings for the Field in the Territory using the Trademark.

6.6 All goodwill of the Trademark generated through use of it by CHUGAI, its Affiliate and its and their respective sublicensees will inure to the sole benefit of ATHX. CHUGAI shall not, and shall cause its Affiliate and their respective sublicensees not to (a) use, register or apply to register the Trademark, an variant of it, any mark including it or any variant of it, or any mark confusingly similar to the Trademark or (b) do or permit to be done any act that impairs, prejudices, dilutes or infringes ATHX’s rights in the Trademark.

6.7 CHUGAI shall and shall cause its Affiliates and its and their respective sub-licensees to only use the Trademark in the form approved by ATHX from time to time, provided that the approval shall not be unreasonably withheld. CHUGAI shall provide to ATHX samples of use of the Trademarks as reasonably requested by ATHX from time to time. CHUGAI, its Affiliate or their sublicensee(s) may seek the foregoing approval from ATHX, which approval shall not be unreasonably withheld or delayed, for use of the Trademark in combination with any mark indicating (i) CHUGAI, its Affiliate or their sublicensee, including, without limitation, corporate identity of CHUGAI, its Affiliate or their sublicensee or (ii) any brand controlled or owned by CHUGAI, its Affiliate or their sublicensee.

SECTION 7 MILESTONE PAYMENTS.

7.1 As a partial consideration for the rights granted, CHUGAI shall pay to ATHX the following initial or milestone payments (collectively “Development Milestone Payments”) which shall be non-refundable, non-creditable towards future royalties. or any other payments due from CHUGAI under this Agreement:

(a) ten million (10,000,000) US dollars upon execution of this Agreement.

(b) seven million (7,000,000) US dollars upon the time when CHUGAI judges that the 90-day results of Ongoing Global Phase 2 Trial are successful. Such judgment shall be made by CHUGAI within the period of one-hundred-twenty (120) day from the day on which CHUGAI receives said results in writing from ATHX, and such results constitute the interim reports for the first ninety (90) days of the Ongoing Global Phase 2 Trial provided to ATHX by its contractors.

(c) [*].

(d) [*].

(e) [*].

7.2 As a partial consideration for the rights granted, CHUGAI shall pay to ATHX the following milestone payments (collectively “Sales Milestone Payments”) which shall be non-refundable, non-creditable towards future royalties or any other payments due from CHUGAI under this Agreement:

(a) [*] upon the first achievement of the Net Sales of [*] in any four consecutive Quarters.

(b) [*] upon the first achievement of the Net Sales of [*] in any four consecutive Quarters.

(c) [*] upon the first achievement of the Net Sales of [*] in any four consecutive Quarters.

7.3 Payment will be made in US dollars for the Development Milestone Payments and in Japanese Yen for the Sales Milestones Payments. The payment under Section 7.1(a) shall be made within ten (10) business days after the Effective Date, the payment under Section 7.1(b) shall be made within one hundred twenty (120) days after the day on which CHUGAI receives said results in writing from ATHX, and the other payments under this Section 7 shall be made within thirty (30) days after occurrence of the event. ATHX will provide an invoice for any such payment promptly after request by CHUGAI, but the date of such invoice will have no effect on the due date for the payment. In accordance with Section 24.4, CHUGAI may make such payments net of any applicable withholding tax where the applicable application form for income tax conversion and any other attachment thereto necessary for tax exemption have not been filed before making such payment. CHUGAI shall cooperate with ATHX so that ATHX is able to receive the refund of taxes withheld and paid by CHUGAI as soon as possible.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

SECTION 8 ROYALTIES.

8.1 As further consideration for the rights granted, CHUGAI shall pay royalty to ATHX on Net Sales of the Product in the Territory as defined in Sections 8.2 and 8.3 below. Each such royalty rate shall be deemed to contain [*] for the license granted under the Trademark.

8.2 The amount of the royalty payment shall be calculated in accordance with the rate set forth below on Net Sales made until the end of the Last Month.

For (a portion of ) Net Sales for any Calendar Year:

• Less or equal to [*];

• Over [*];

• Over [*];

• Over [*]; and

• Over [*].

The foregoing rates will be applied on an incremental basis: for an example, if Net Sales for a certain Calendar Year is [*], the royalty will be: ([*])×[*]＋([*])×[*]＝[*].

8.3 For the Net Sales made after the end of the Last Month, the royalty rates for the calculation of the amount of the royalty payment shall be [*] of those set forth in Section 8.2; provided, however, that:

(a) in the first, second and third extended terms under Section 17, if the Net Sales during a Calendar Year, at least a part of which is included in the extended term, exceeds [*], then the above tiered rates in Section 8.2 shall apply to such Net Sales in the Calendar Year without reduction; and

(b) in the fourth extended term and subsequent extended term(s) under Section 17, if the Net Sales during a Calendar Year, at least a part of which is included in the extended term, (i) exceeds [*], then the above tiered rates in Section 8.2 shall apply to such Net Sales in the Calendar Year without reduction and (ii) is below [*], then the royalty rate shall be [*] ([*]) % for such Calendar Year.

For example, if the Net Sales during a certain Calendar Year is [*], the Last Month is April of such year, and the Net Sales from January through April is [*] and the Net Sales from May through December is [*], then the total royalty for such Calendar Year will be: ([*]×[*]) ＋ ([*]×[*]) ＝[*].

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

8.4 Payment of the royalty amounts due under Section 8.2 shall be made in Japanese Yen within sixty (60) days from the end of each Quarter. Payment of the royalty amounts due under Section 8.3 shall be made in Japanese Yen within sixty (60) days from the end of each Quarter of the extended term with a true up for any balance due for any Calendar Year ending in such extended term as follows: (i) during the first, second and third extended terms, CHUGAI will pay at [*] of the rates set forth in Section 8.2 until Net Sales for the Calendar Year reach [*], at which time CHUGAI will pay [*] rates specified in Section 8.2 and the other [*] of such rates not previously paid for such Calendar Year and (ii) during the fourth and subsequent extended terms, the foregoing payment process will apply provided, however, that CHUGAI will not be required to make the first Quarterly payment unless and until the Net Sales for the Calendar Year reach [*]. ATHX will provide an invoice for any such payment promptly after request by CHUGAI, but the date of such invoice will have no effect on the due date for the payment.

SECTION 9 DEVELOPMENT.

9.1 CHUGAI shall be the party to file applications for approval and obtain and hold approval for the Product in the Field in the Territory as well as application for NHI Price listings for the Product in the Field in the Territory. CHUGAI shall be the party to be responsible for conducting Pivotal Registrational Clinical Trial for the Product in the Field in the Territory.

SECTION 10 ONGOING ATHX INVESTMENT.

10.1 ATHX intends to continue to perform non-clinical R&D in the regenerative medicine for human use and multipotent adult progenitor cell and will make commercially reasonable efforts to perform process development and manufacturing scale-up of the Product. ATHX shall be the party to be responsible for development of the Product outside of the Territory. CHUGAI is entitled to participate with the ATHX’s development by performing CHUGAI’s development inside the Territory to form global or multi-national development, in which CHUGAI’s development shall be part of the global or multi-national development. In such case, (i) CHUGAI shall be responsible for funding and conducting the development within the Territory, and (ii) ATHX and CHUGAI shall jointly coordinate compliance with international regulations as appropriate.

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

10.2 When ATHX considers or plans establishing manufacturing in Japan to supply the Product for the Field for Japan, ATHX shall notify CHUGAI of such consideration or planning in writing and shall discuss a possible collaboration for such manufacturing. Thereafter, if promptly requested by CHUGAI, ATHX will negotiate in good faith with CHUGAI for up to one hundred eighty (180) days after ATHX’s notice to CHUGAI. If the Parties are unable to agree about major terms and conditions in writing concerning such manufacturing collaboration within one hundred eighty (180) days after ATHX’s notice or a binding full and definitive agreement concerning the same within two hundred seventy (270) days after ATHX’s notice to CHUGAI, then ATHX’s obligations and CHUGAI’s rights under this Section 10.2 terminate. During any such discussions, either Party is free to also propose and discuss extension of such manufacturing collaboration to include Product for Additional Indications or the manufacturing other products.

SECTION 11 JOINT STEERING COMMITTEE.

11.1 In order to develop, to file the applications for the approval and to obtain approval of the Product in the Field in the Territory as smoothly and expeditiously as possible, as well as to distribute, to promote, to market and to sell the Product in the Territory as efficiently as possible, ATHX and CHUGAI shall establish a Joint Steering Committee (the “JSC”) as a body for discussion and decision about all important courses of action to take in due course after the Effective Date.

11.2	Agenda of the JSC will cover the followings:

(a) Determination of an overall development plan of the Product in the Territory and the life cycle management such as commencement and/or dis continuance of development for any additional indications of the Product in the Territory;

(b) Reporting and review of the progress of the development plan of the Product, and revision, if necessary, of such plan in and outside of the Territory;

(c) Determination of participation by CHUGAI into possible global or multi-national development or studies of the Product which may be planned, managed or executed by ATHX outside the Territory upon and after the Effective Date;

(d) Reporting and review of the application strategy for the approval of the Product in the Territory and the strategy for filing of application thereof and for the NHI Price listings;

(e) Reporting strategy on marketing, promotion plans, the sales record and post marketing study of the Product in the Territory; and

(f) Any other important matters related to development, marketing or sale of the Products for the purpose of achieving smooth and maximum penetration of the Product in the Territory.

11.3 The JSC shall consist of six (6) representatives appointed respectively by each Party, three (3) representatives from ATHX and three (3) representatives from CHUGAI. Such representatives shall be at a senior management level, and may be changed by either Party appointing them. A chairperson of the JSC shall be appointed by CHUGAI from its representatives.

11.4 The meetings of the JSC shall be held once a year as an ordinary meeting and at any time upon reasonable request from either Party as an extraordinary meeting for any urgent matters. The JSC shall be held face to face or by telephone/video conference; provided, however, for the reason of urgency or convenience, with respect to agenda and content the JSC may also make decisions in writing (or by electromagnetic records) if all members of the JSC have agreed in advance in writing.

11.5 In the case of failure to form unanimity in the JSC, decisions shall be made by vote as follows: (i) ATHX representatives will collectively have one vote; (ii) CHUGAI representatives will collectively have one vote; and (iii) in the event of a tie, the chairperson of the JSC will have the tie-breaking vote, subject to Section 11.6.

11.6 When a decision of JSC is reasonably expected to have a material effect on ATHX’s development, reimbursement, pricing or commercialization outside the Territory, the chairperson of the JSC shall fairly and reasonably consider the material effect of such a decision. When either Party is dissatisfied with the judgment, the Party may submit such dispute to mediation in accordance with the mediation rules of the International Chamber of Commerce. The place of mediation shall be Tokyo. The language to be used in the mediation shall be English. If the Parties cannot agree upon the course of action to be taken as a result of such mediation, either Party may submit the dispute for final resolution by arbitration pursuant to Section 24.2. Unless and until such dispute is finally resolved by such arbitration or the Parties otherwise mutual agree as to the action to be taken (or not taken) regarding the disputed subject, the judgment shall have no effect and neither Party may take such action (or refrain from taking such action) that was the subject of such judgment.

SECTION 12 SUPPLY OF NON-COMMERCIAL PRODUCTS AND PRICE.

12.1 ATHX shall supply and manufacture, itself or through competent third party manufacturer(s) reasonably approved by CHUGAI (“Third Party Manufacturer(s)”), and CHUGAI shall order and purchase from ATHX, the amount of the Product reasonably required for clinical trials in the Field in the Territory. The Product shall be manufactured in accordance with any applicable laws, regulations and guidelines for clinical trials, including, without limitation, current Good Manufacturing Practices in the Territory, and shall be in finished form required for clinical trials in the Field in the Territory.

12.2 The supply price for the Product under this Section 12 will be the Manufacturing Costs. ATHX will invoice CHUGAI upon or after the time of shipment of the Product.

SECTION 13 SUPPLY OF COMMERCIAL PRODUCTS AND PRICE.

13.1 For CHUGAI’s commercial requirements for Products for the Field in the Territory, ATHX shall supply and manufacture, itself or through Third Party Manufacturer(s), and CHUGAI shall order and purchase from ATHX, the amount of the Product reasonably required by CHUGAI for such commercial requirements. The Product shall be manufactured in accordance with any applicable laws, regulations and guidelines for clinical trials, including, without limitation, current Good Manufacturing Practices in the Territory, and shall be in finished packed form that includes leaflet in Japanese language and is ready for distribution.

13.2	ATHX shall [*].

13.3 Subject to the remainder of this Section 13.3, the actual supply price for the Product for the Field in the Territory for a Calendar Year under this Section 13 will be [*] percent ([*]%) of the applicable Net Selling Price of the Calendar Year in which such Product is supplied.

(a) For the purpose of this Section 13.3, the Net Selling Price shall be calculated for each Calendar Year.

(b) The Parties will trade the Product at a certain tentative price to be agreed upon by the Parties, and then settle the difference between the tentative price and the actual price based upon the Net Selling Price, as further described below. Beginning not later than eighteen (18) months prior to the expected launch of the Product in the Field in the Territory, CHUGAI and ATHX will start to negotiate in good faith the tentative price for the Product under this Section 13.3.

(c) ATHX will invoice CHUGAI upon or after the time of shipment of the Product at the certain tentative price to be agreed upon by the Parties. After the Net Selling Price for a shipment of Product is known, ATHX will invoice CHUGAI for the difference between the tentative price and the actual price determined on the basis of the Net Selling Price.

(d) Notwithstanding the foregoing, when [*] percent ([*]%) of either (i) the Manufacturing Cost per Product when calculated under clause (a) of such definition or (ii) the Manufacturing Cost when calculated under clause (b) of such definition, whichever is lower (the “lowest Manufacturing Cost”), exceeds the actual supply price of [*] percent ([*]%) of the Net Selling Price for a Calendar Year, the Parties shall negotiate amendment of the supply price. If the Parties fail to reach agreement on a new actual supply price within a reasonable period, then CHUGAI shall have the option to either (i) amend the supply price to equal [*] % [*] or (ii) terminate this Agreement as further provided in Section 18. If after the actual supply price is raised pursuant to the preceding sentence [*]% of [*] becomes equal to or lower than [*] percent ([*]%) of the applicable Net Selling Price, the actual supply price shall be returned to [*] percent ([*]%) of the applicable Net Selling Price on or after such point unless and until readjusted again pursuant to this Section 13.3(d).

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.

SECTION 14 MISCELLANEOUS IN SUPPLY.

14.1 The JSC will establish and define the governance for a Joint Manufacturing Committee to discuss manufacturing of the Product for the Field in the Territory, supply price, potential supply requirements and timing, and any issues that arise over time. ATHX will update the Joint Manufacturing Committee on manufacturing developments for the Product outside of the Field and Territory.

14.2	ATHX shall deliver the Product on DAP Narita, Japan (Incoterms 2010).

14.3	Payments under Sections 12 and 13 shall be made in Japanese Yen within sixty (60) days from invoice date.

14.4 CHUGAI shall have the right to audit manufacturing facilities of ATHX and the Third Party Manufacturer(s) that are making the Product for the Field for distribution in the Territory for compliance with any applicable laws, regulations, guidelines and directives. ATHX shall permit CHUGAI to conduct the audit upon reasonable advance notice, during normal business hours, in a manner that does not interfere with normal operations, and subject to all on-site rules and regulations for visitors, and ATHX shall cooperate with CHUGAI in the audit. ATHX shall ensure that its contracts with the Third Party Manufacturer(s) allow such audits of Third Party Manufacturer(s) as set forth for ATHX in this Section 14.4.

14.5 CHUGAI shall have the right to verify or inspect the Manufacturing Cost through an independent accountant. ATHX shall permit the independent accountant to conduct such verification or inspection upon reasonable advance notice, during normal business hours, in a manner that does not interfere with normal operations, and subject to all on-site rules and regulations for visitors, and ATHX shall cooperate with CHUGAI and the independent accountant in the verification or inspection. ATHX shall make and keep records necessary for calculation of the Manufacturing Cost and allow the independent account to access to, examine and copy the records in the verification or inspection. ATHX may require the independent accountant to enter into a confidentiality agreement with ATHX before undertaking any such verification or inspection, provided that the independent accountant may disclose and report the results of the verification and inspection including, without limitation, the information concerning the Manufacturing Cost, to CHUGAI and its Affiliate, and CHUGAI and its Affiliate may use the results for the purpose of this Agreement.

14.6 ATHX shall provide certificates of analysis to CHUGAI for all the Products manufactured and supplied under this Agreement. Upon CHUGAI’s reasonable request, ATHX shall provide CHUGAI with any documents relating to manufacturing and supply of Products for CHUGAI under this Agreement and that are reasonably necessary for CHUGAI to prepare or submit its regulatory filings in relation to the Product in the Field in the Territory.

14.7 For avoidance of any doubt, on and after any of (a) to (d) in Section 2.1 occurs or it is reasonably expected that any of (a) to (d) in Section 2.1 will occur, CHUGAI may manufacture or engage a third party to manufacture the Product under the license of Section 2 and 3, instead of all or part of ATHX’s supply.

SECTION 15 TECH TRANSFER.

15.1 Subject to Section 15.2, when any of (a) to (d) in Section 2.1 occurs or it is reasonably expected that any of (a) to (d) in Section 2.1 will occur, ATHX shall immediately begin to provide and transfer to CHUGAI or its Affiliate any and all data, information, know-how or technology required for manufacturing the Product for the Field for the Territory and support CHUGAI so that CHUGAI may make or have made the Product for the Field for the Territory (collectively “Manufacturing Information”). Manufacturing Information shall include, without limitation, any confidential manufacturing dossier such as all specifications, SOPs and testing reports. Manufacturing Information shall cover any and all information that ATHX provides to at least one of the Third Party Manufacturer(s) of the Product during all or part of the term of this Agreement. Such transfer of Manufacturing Information (the “Tech Transfer”) shall be deemed completed if CHUGAI becomes ready to manufacture or have manufactured the Product for the requirement in the Territory.

15.2 Notwithstanding Section 15.1 above, when (a) in Section 2.1 occurs or it is reasonably expected (a) in Section 2.1 will occur, CHUGAI may provide ATHX with notice thereof and its intent to exercise its rights under Section 15.1 as well as Sections 2.1(ii) and 3.1(ii). If ATHX demonstrates within forty-five (45) days after receipt of such notice that ATHX is able to supply CHUGAI with the Product for the Field in the Territory with satisfactory quality and in a stable and continual manner, then CHUGAI may not exercise such rights. If ATHX fails to so demonstrate or CHUGAI determines to exercise such rights without notice of this Section 15.2, CHUGAI may exercise such rights. In response to CHUGAI’s exercise of such rights upon or after ATHX’s failure to so demonstrate under this Section 15.2, ATHX shall assume the obligations as set forth in Section 15.1.

15.3 The Parties shall make their reasonable efforts, and shall reasonably cooperate with each other, so that the Tech Transfer may be completed within two (2) years from the time when any of (a) to (d) in Section 2.1 occurs or it is reasonably expected that any of the those events will occur.

15.3	ATHX shall be responsible for the reasonable costs of Tech Transfer described in Section 15.1.

15.4 If, at any time after CHUGAI has exercised its right to manufacture the Product pursuant to Section 15.1 and before or after the Tech Transfer is completed, ATHX reasonably demonstrates that it is able to supply CHUGAI with the Product for the Field in the Territory with satisfactory quality and in a stable and continual manner, then CHUGAI will consider in good faith the purchase of a reasonable proportion of its requirements of the Product from ATHX on a non-exclusive basis., taking into account the nature and extent of CHUGAI’s fixed manufacturing investment and third party purchase commitments and price competitiveness of ATHX, for so long as ATHX continues to demonstrate its ability to supply with satisfactory quality and in a stable and continual manner.

SECTION 16 REDUCTION OF PAYMENT.

16.1 When ATHX is exempted from performance of any obligations hereof under any applicable laws or regulation, including, without limitation, Title 11 of the United Sates Code, the Parties will work in good faith to make a reasonable adjustment, if fairly justified, to the payments under the Agreement reflecting and in proportion to (a) the reasonably estimated increase, if any, in the cost per unit of the Product or (b) other loss in value (not related to manufacturing) to Chugai resulting from the non-performance by ATHX of an obligation under the Agreement.

SECTION 17 TERM; EXPIRATION; EXTENSIONS.

17.1 This Agreement shall become effective on the Effective Date and remain in full force and effect until the later of (a) the expiry of all of the ATHX Initial Royalty-Base Patents in the Territory or (b) the expiration of the re-evaluation period under Article 14-2 of the Pharmaceutical Affairs Law of Japan or any revision or replacement thereof of the Product in the Territory, unless extended longer pursuant to Section 17.2 or terminated earlier pursuant to Section 18.

17.2 Subject to termination pursuant to Section 18, the term of this Agreement shall be extended automatically and repeatedly after the end of the period described in Section 17.1 for periods of two (2) years each (each such 2-year period, an “extended term,” the first such 2-year period being the “first extended term”, the following 2-year period being the “second extended term,” and so on) unless terminated by either Party by at least two (2) years prior written notice to the other Party; provided, however, that CHUGAI shall have an option to extend such term for the first extended term and again for the second extended term, even if ATHX sends to CHUGAI the two (2) years prior written notice not to extend this Agreement, if CHUGAI notifies ATHX within one hundred eighty (180) days after ATHX’s notice not to extend the term.

SECTION 18 TERMINATION; EFFECTS OF TERMINATION OF THIS AGREEMENT.

18.1	CHUGAI may terminate this Agreement without cause with one (1) year prior written notice to ATHX.

18.2 CHUGAI may terminate this Agreement immediately by notice to ATHX in the event that ATHX is in material breach of this Agreement and fails to rectify such breach within sixty (60) days of written notice of such breach from CHUGAI.

18.3 CHUGAI may terminate this Agreement upon sixty (60) days advance written notice to ATHX for the reason specified in Section 13.3(d)(ii).

18.4 ATHX may terminate this Agreement immediately by notice to CHUGAI in the event that before completion of a Pivotal Registrational Clinical Trial in the Territory CHUGAI is in material breach of this Agreement and fails to rectify such breach within sixty (60) days of written notice of such breach from ATHX. Without limiting the foregoing, CHUGAI’s failure to pay any of the amounts due under Sections 7 (except for Section 7.1 (b)) and 8 when due is a material breach of this Agreement. ATHX may terminate this Agreement immediately by notice to CHUGAI in the event that after completion of a Pivotal Registrational Clinical Trial in the Territory CHUGAI fails to pay any of the remaining amounts due under Sections 7 and 8 and fails to rectify such breach within sixty (60) days of written notice of such breach from ATHX, but not for any other material breach (for which all remedies other than termination remain available).

18.5 ATHX may terminate this Agreement immediately and as a sole remedy by notice to CHUGAI if ATHX does not receive payment of seven million (7,000,000) US dollars pursuant to Section 7.1(b) within one hundred twenty (120) days after CHUGAI’s receipt of the interim reports for the first ninety (90) days of the Ongoing Global Phase 2 Trial provided to ATHX by its contractors.

18.6	ATHX may terminate this Agreement immediately by notice as specified in Section 19.5.

18.7	Upon Termination of this Agreement for any reason:

(a) the provisions in Sections 1, 6.6, 15.4, 17.2, 18.7, 18.8. 20, 21, 23.6 and 24 shall survive Termination of this Agreement if and as applicable;

(b) all obligations accruing prior to Termination of this Agreement shall remain due and owed in accordance with their respective terms;

(c) CHUGAI will work in good faith with ATHX to promptly (i) transfer to ATHX ownership of all investigator’s brochures, regulatory filings and regulatory approvals for the Product in the Field in the Territory, (ii) deliver to ATHX all clinical data and information in CHUGAI’s possession or control relating to Products, including for clarity manufacturing data, if any, in the same form in which CHUGAI maintains such data, and (iii) deliver to ATHX, in the same form in which CHUGAI maintains such items, copies of all reports, records, regulatory correspondence and other materials in CHUGAI’s possession or control relating to the clinical development of Products in the Field in the Territory: provide, however, that CHUGAI may continue to sell the Product in its stock even after termination under the obligation under Section 8; and

(d) the license granted to ATHX under Section 3.2 will be expanded to include the Territory in addition to outside of the Territory and all products in addition to the Product and shall survive termination until no enforceable rights in any of the Foreground IP of CHUGAI remain.

18.8 Upon Termination of this Agreement for expiration under Section 17.1 at the end of the second extended term or any subsequent extended term as a result of ATHX providing notice to CHUGAI of ATHX’s desire not to extend the Term for such extended term, then ATHX will pay to CHUGAI reasonable compensation for the transfer and delivery pursuant to Section 18.7(c). If the Parties cannot agree upon such compensation, then the dispute shall be referred to mediation in accordance with the mediation rules of International Chamber of Commerce. The place of mediation shall be Tokyo. The language to be used in the mediation shall be English. If the Parties cannot agree upon such compensation within a reasonable period in the mediation, either Party may submit the dispute for final resolution by arbitration pursuant to Section 24.2.

SECTION 19 PHARMACOVIGILANCE AND DILIGENCE.

19.1 In accordance with any applicable laws, regulations, guidelines and directives, ATHX shall monitor and evaluate any and all adverse or undesirable events in relation to the Product arising in preclinical trials, clinical trials and post-marketing surveillance that ATHX is involved with, including, without limitation, Global Phase 2 Trial, independently of (i) the causation between prevention or treatment with the Product and the event and (ii) the characteristics of the event. If such event occurs, ATHX shall report such event required to be reported under applicable laws or regulations to an authority in charge in accordance with the applicable laws and regulations within time allowed for the report, and forward the information of such event within the shortest delay and no later than one week after becoming aware of the event.

19.2 In response to a request of CHUGAI in relation to the event as set forth in Section 19.1, ATHX shall provide an answer in writing within one week.

19.3 The Parties shall discuss and put in place a written agreement for exchanging adverse event and other safety and pharmacovigilance information relating to the Product prior to the initiation of clinical activity by CHUGAI.

19.4 CHUGAI shall make commercially reasonable efforts to advance the development and commercialization of the Product in the Field in the Territory (wherein whether such efforts are commercially reasonable are determined in consideration of (i) the expected market size for treatments for ischemic stroke in the Territory, (ii) the expected share of the Product in the Field in the Territory, (iii) likelihood of success in obtaining approval of the Product in the Field in the Territory, (iv) the expected costs and fees incurred in the course of development and commercialization of the Product in the Field in the Territory and associated profits from such efforts, (v) portfolio and pipeline of CHUGAI, and (vi) availability of Product supply for development and commercialization purposes in the Field in the Territory).

(a) If CHUGAI does not make such efforts for one (1) year, and

(b) CHUGAI does not commence the efforts above within a reasonable period from receipt of ATHX’s notice of (a); then

(c) ATHX and CHUGAI shall discuss with each other the issue of whether CHUGAI makes the efforts above and, if the dispute is not settle by discussion of the Parties, the dispute shall be referred to mediation in accordance with the mediation rules of International Chamber of Commerce, prior to termination of this Agreement. The place of mediation shall be Tokyo. The language to be used in the mediation shall be English. If the Parties cannot agree about the issues within a reasonable period in the mediation, either Party may submit the dispute for final resolution by arbitration pursuant to Section 24.2. When the dispute is referred to mediation, the termination shall have no effect unless and until such dispute is settled in the mediation or finally resolved by such arbitration.

(d) For avoidance of any doubt, if the results of completed Ongoing Global Phase 2 Trial(s) are not successful and if ATHX conducts an additional Global Phase 2 Trial, then CHUGAI’s assessment of following Global Phase 2 Trial after its completion shall satisfy the efforts set forth in this Section until initiation of a Pivotal Registrational Clinical Trial.

19.5 If CHUGAI is determined to be in breach of its obligations under Section 19.4 before completion of a Pivotal Registrational Clinical Trial, then ATHX shall have the right to terminate this Agreement immediately by notice to CHUGAI.

19.6 If CHUGAI is determined to be in breach of its obligations under Section 19.4 after completion of a Pivotal Registrational Clinical Trial, then ATHX may not terminate this Agreement so long as CHUGAI continues to meet or exceed its level of efforts determined to be in breach (including actual sales of Products, if any), but ATHX may convert all licenses granted to CHUGAI under this Agreement to non-exclusive immediately by notice to CHUGAI. If ATHX provides such notice of conversion, then:

(a) the licenses granted by ATHX to CHUGAI under Sections 2.1 and 3.1 convert from exclusive to non-exclusive immediately as of the date of such notice without further action by either Party;

(b) the provisions of Sections 18.7(c) and (d) shall apply as if ATHX had provided a notice of termination thereunder (even though this Agreement has not been terminated); provided, however, that CHUGAI will not be required to transfer ownership of the investigator’s brochures, regulatory filings and regulatory approvals (as provided in Section 18.7(c)(i)) but instead must deliver to ATHX a complete copy of all such things;

(c) to the extent not delivered pursuant to the obligations in Sections 18.7(c)(ii) and (iii), CHUGAI will deliver (at CHUGAI’s cost and expense) to ATHX copies of all other documents, information or data reasonably requested by ATHX to enable ATHX or its licensee to seek, obtain and maintain regulatory filings and regulatory approvals in its own name for the Product in the Field in the Territory;

(d) CHUGAI will make reasonable efforts to complete all of the foregoing activities within thirty (30) days after ATHX notice of conversion; and

(e) the license and right to sublicense granted by CHUGAI under the CHUGAI Foreground IP in Sections 3.2 and 3.3 is extended to include the Territory and is free of charge for non-Affiliates of ATHX (as well as Affiliates of ATHX) for the Products in the Field in the Territory and ATHX may grant sublicenses to non-Affiliates of ATHX (as well as Affiliates of ATHX) without the consent of CHUGAI.

SECTION 20 CONFIDENTIALITY.

20.1 “Confidential Information” means (a) terms of this Agreement (but not its mere existence) and (b) any and all proprietary information disclosed by one Party (“Discloser”) to the other Party (“Recipient”) under this Agreement, whether orally, visually, electronically such as by email or in an electric file, or in writing, which (i) if disclosed in writing or other tangible form, is clearly designated as being confidential by a mark with the word “Confidential” or a similar warning, or (ii) if disclosed orally, visually or in other non-tangible form, is disclosed as confidential at the time of disclosure, reduced to a written document describing such information and the place and date of such disclosure and provided to Recipient with a mark with the word “Confidential” or a similar warning within thirty (30) days from the date of disclosure; provided, however, that the Confidential Information does not include information that falls under any of the following categories, which shall be proved by Recipient:

(a) Information which is publicly known at the time of disclosure by Discloser or information which becomes publicly known with no fault of Recipient after disclosure by Discloser;

(b) Information which is already in the possession of Recipient on or before disclosure by Discloser;

(c) Information which Recipient duly obtains from a third party who is not under any obligation to maintain the confidentiality of such information;

(d) Information which Recipient has independently developed or obtained without the benefit of information disclosed by Disclosure; or

(e) Information for which the Recipient obtains from the Discloser a prior written approval for disclosure.

20.2 Except as otherwise provided in this Section 20, Recipient shall hold and maintain Confidential Information in strict confidence, and shall not disclose to any third party Confidential Information without a prior written approval of Discloser. and Recipient shall use Confidential Information solely for the purpose of this Agreement (“Purpose”). Notwithstanding the foregoing, Recipient may disclose Confidential Information to its directors, statutory auditors, officers, employees and agents and those of its Affiliate (collectively referred to as “Staff”) when its Staff needs to know the Confidential Information for the Purpose. Recipient shall make its Staff comply with the obligations as set forth in this Section 20, whether during the period in which the Staff has positions in Recipient or after the Staffs leave Recipient and shall be fully liable to Discloser for their breach of such terms as if such breach was by Recipient.

20.3 Recipient may disclose Confidential Information to its and its Affiliates’ licensees or sublicensees, as applicable, and its and their respective bankers, accountants, counsels, consultants and independent contractors (the “Outside Staff”) who need to know the Confidential Information for the Purpose or their professional duties in connection with the rights or obligations of Recipient under this Agreement, provided that Recipient shall cause the Outside Staff to be bound by no less stringent terms than those set forth in Section 20 (applied mutatis mutandis) and shall be fully liable to Discloser for their breach of such terms as if such breach was by Recipient.

20.4 CHUGAI may further disclose the terms of this Agreement and the Confidential Information of ATHX and to directors, auditors, officers or employees of Roche (as defined below) or to auditors, counsels or consultants of Roche, but only to the extent necessary for or in connection with (i) Roche’s consolidated accounting and audit purposes specifically regarding CHUGAI and its Affiliates or (ii) CHUGAI’s sharing the overall business/financial result, forecast or planning of CHUGAI and its Affiliates with Roche on a regular or ordinary basis: provided that CHUGAI shall cause Roche to be bound by no less stringent terms than those set forth in this Section 20 (applied mutatis mutandis) and shall be fully liable to ATHX for their breach of such terms as if such breach was by CHUGAI. In this Agreement, “Roche” collectively means any company or entity directly or indirectly controlling or under common control with CHUGAI, including without limitation F. Hoffmann –La Roche Ltd. a Swiss corporation.

20.5 Recipient shall manage Confidential Information with the same degree of care as it would manage its own confidential information but always with no less stringent degree of care than a reasonable care.

20.6 In the case where Recipient is required to disclose Confidential Information by any administrative or judicial organization (including the ICC for mediation or arbitration under this Agreement) or under any law, regulation or rules including without limitation regulations and rules of stock exchange and, in response to the request, discloses the Confidential Information, such disclosure does not fall into any breach of the obligations as set forth in this Section 20. In such case, Recipient shall notify Discloser of such disclosure in advance (if an advance notice is impossible or difficult, promptly after such disclosure) and make reasonable efforts to minimize the scope of such disclosure.

20.7 Within sixty (60) days after Termination of this Agreement, Recipient shall promptly return to Discloser returnable materials in which Confidential Information (including reproduced/replicated Confidential Information) is recorded, or, as instructed by Discloser, destroy such materials and (ii) delete Confidential Information recorded in unreturnable materials (including that provided via email or as an attached file thereof and recorded in a hard disk drive); provided, however, that (a) digital backup files automatically generated by Recipient’s customary electronic data processing system may be retained and properly stored as confidential files for the sole purpose of backup and will be deleted in accordance with its retention policy and (b) ATHX may retain all information transferred from CHUGAI to ATHX pursuant to Section 18.7(c) all of which shall thereafter be the Confidential Information of ATHX for which CHUGAI is deemed the Recipient (notwithstanding that CHUGAI may have first disclosed such information to ATHX) and with respect to which the exceptions in Sections 20.1(b)-(d) do not apply.

20.8 The obligations set forth in Section 20 shall be effective for twenty (20) years from Termination of this Agreement.

SECTION 21 INDEMNIFICATION.

21.1 Each Party (“Indemnifying Party”) shall protect, defend, indemnify and hold the other Party (“Indemnified Party”), its Affiliate and its and their respective Staff and Outside Staff (collectively, the “Indemnitees”) harmless from and against any and all actual or threatened claims or lawsuits by any third party and all associated liabilities, losses, damages (whether or not “punitive” in nature), fees, expenses, costs, claims, demands, fines and penalties, including the burden and expense of defending against all third party claims and regulatory actions, amounts paid in settlement thereof (including interest), and reasonable attorneys’ fees and disbursements of counsel (“Liabilities”), arising out of or based upon (i) any misrepresentation or breach by the Indemnifying Party of any representation or warranty in this Agreement or (ii) any breach by the Indemnifying Party of any of the provisions of this Agreement,; except in each case to the extent that any of the Liabilities are caused by or attributable to (x) negligence or willful misconduct of any of the Indemnitees, (y) any misrepresentation or breach by the Indemnified Party of any representation or warranty in this Agreement, or (z) any breach by the Indemnified Party of any of the provisions of this Agreement or any act (or omission) of an Indemnitee that if performed (or not performed) by the Indemnified Party would be a breach of any provision of this Agreement. The foregoing indemnification is conditional upon (a) the Indemnified Party shall notify the Indemnifying Party of any claim or demand for Liabilities promptly after it receives or notices the same, (b) Indemnified Party cooperating with Indemnifying Party in the defense of Indemnifying Party, and if requested, giving full control of defense to the Indemnifying Party and (c) Indemnified Party not compromising or settling such claim or demand without the prior written consent of the Indemnifying Party.

SECTION 22 INFRINGEMENT AND CHALLENGE OF RIGHTS.

22.1 When either Party (the “Notifying Party”) becomes aware of any actual or threatened infringement of ATHX Background Patent, ATHX Background Know-How, the Trademark and ATHX’s Foreground IP by any third party in the Territory (the “Infringement by Third Party”), the Notifying Party shall promptly notify the other Party of the detailed conduct of the Infringement by Third Party and the name of the third party to the extent that the Notifying Party knows.

22.2	Infringement by Third Party will be addressed as follows:

(a) Subject to Section 22.2(b), CHUGAI shall have the right, but not the obligation, to attempt to stop Infringement by Third Party of the ATHX Background Patents, ATHX Background Know-How, or ATHX’s Foreground IP Rights in the Field in the Territory, including through negotiation and litigation at its cost, to the extent that the Infringement by Third Party is related to a product(s) competing with the Product(s) that is sold by CHUGAI, its Affiliate or their sublicensee. ATHX shall provide CHUGAI with any assistance in connection with the CHUGAI’s activities to attempt to stop such Infringement by Third Party as reasonably requested by CHUGAI, including by ATHX joining as a party to any such litigation or filing a joint action with CHUGAI if CHUGAI desires to seek an injunction against the Third Party and ATHX’s participation as a party in such litigation is required to obtain such injunction. Any recoveries resulting from such efforts will be allocated in the following priority: (i) first, in reimbursing CHUGAI’s out of pocket expenses (including counsel fees and expenses) in undertaking such activities, (ii) second in reimbursing ATHX’s out of pocket expenses (including counsel fees and expenses) in assisting with such activities, and (iii) third, the remainder (if any) to be retained by CHUGAI but reported as Net Sales and paid to ATHX thereon under Sections 7 and 8, as applicable. No settlement, stipulated judgment or other voluntary final disposition of litigation under this Section 22.2(a) may be undertaken by CHUGAI without the consent of ATHX if such settlement, stipulated judgment or other voluntary final disposition would require ATHX to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise materially adversely affect ATHX’ rights under this Agreement or any of the ATHX Background Patent, ATHX Background Know-How, or ATHX’s Foreground IP Rights.

(b) If CHUGAI fails, pursuant to Section 22.2(a) to bring an action with respect to, or to terminate, the Infringement by Third Party before the earlier of (i) one hundred and eighty (180) days following the notice of alleged infringement; and (ii) ten (10) days before the time limit, if any, set forth in the applicable laws for the filing of such actions, then ATHX shall have the right, but not the obligation, to attempt to stop such infringement, including through litigation. CHUGAI will provide ATHX with any assistance in connection with ATHX’s activities to attempt to stop Infringement by Third Party as reasonably requested by ATHX, and ATHX shall be responsible for all of the out-of-pocket costs and expenses (including counsel fees) in relation to the assistance, regardless of whether any recoveries are obtained. Any recoveries resulting from such action will be retained by ATHX. ATHX may not enter into settlements, stipulated judgments or other arrangements respecting such infringement without the prior written consent of CHUGAI if such settlement, stipulated judgment or other arrangement would require CHUGAI to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise conflict with the exclusive rights granted to CHUGAI under this Agreement.

(c) The Parties will consult with each other with respect to potential strategies for stopping the Infringement by Third Party without litigation and during litigation. Each Party will cooperate with the other Party in its efforts to stop the Infringement by Third Party as reasonably requested, including by joining in any such litigation as a party or participating in any such litigation as a sole party to the extent required by any applicable laws, rules or regulations in the Territory.

22.3 When any third party takes any action to invalidate or to have declared unenforceable any of the ATHX Background Patents, any patents in ATHX’s Foreground IP or any Trademark in any manner, including, without limitation, filing an invalidation trial or an opposition or as an invalidation defense, a counterclaim, declaratory judgment or other response to an allegation made by CHUGAI or ATHX under Section 22.2, ATHX shall have the sole right to defend against, and shall take at its sole expense commercially reasonable actions to defend against, the third party’s actions or claims. In response to a request of ATHX, CHUGAI shall provide all reasonable assistance to ATHX in connection with ATHX’s actions above.

22.4 When (x) either (i) any conduct under the license or the sublicense by CHUGAI, its Affiliate or their sublicensee constitutes a material risk of being deemed an infringement of any right, title or interest of any intellectual property of any third party (“Infringement of Third Party’s Right”) or (ii) any third party threatens or initiates legal actions alleging Infringement of Third Party’s Right in connection with any conduct under such license or the sublicense by CHUGAI, its Affiliate or their sublicensee, and (y) such risk, threat or litigation is based upon the Product as supplied by ATHX or a Third Party Manufacturer to CHUGAI under this Agreement or a supply agreement contemplated hereby (“Supplied Product”) or upon the manufacturing method as transferred by ATHX to CHUGAI pursuant to Section 15.1 to make Product for use in the Field in the Territory (“Transferred Method”), then (z) to the extent requested by CHUGAI and subject to Section 22.5, ATHX shall use commercially reasonable efforts to (i) obtain a license from the third party that benefits CHUGAI, its Affiliate or their sublicensee, (ii) to consider and undertake, where appropriate, actions to invalidate the patent of the third party, and (iii) assist CHUGAI to defend any such legal action brought by the third party, if applicable. ATHX shall be responsible for all of its costs and expenses incurred in the actions above, including, without limitation, payments under any agreement between ATHX and the third party, costs and fees for legal procedures against and negotiation with the third party and attorney’s fees. CHUGAI shall provide all reasonable assistance to ATHX in connection with the ATHX’s actions above.

22.5	Notwithstanding Section 22.4, ATHX shall have no obligation thereunder:

(a) when the Supplied Product as supplied by ATHX or the Third Party Manufacturer(s) has been modified in a manner not specifically directed in writing by ATHX and without such modification exploitation of the Product would not be deemed a material risk of infringement;

(b) when the Transferred Method has been modified in a manner not specifically directed in writing by ATHX and without such modification exploitation of the Transferred Method would not be deemed a material risk of infringement;

(c) when the Supplied Product or the Transferred Method is exploited for any application outside of the Field, outside of the Territory or in any other manner that is not licensed or that would be a breach of this Agreement;

(d) when the Supplied Product is exploited in combination with anything not provided or specifically directed in writing by ATHX and exploitation of the Product alone, as supplied by ATHX or the Third Party Manufacturer(s), would not be deemed a material risk of infringement;

(e) when the Transferred Method is exploited in combination with anything not provided or specifically directed in writing by ATHX and exploitation of the Transferred Method alone would not be deemed a material risk of infringement;

(f) for any use or methods of treatment developed by CHUGAI; or

(g) any Liabilities incurred by CHUGAI, its Affiliates or their respective sublicensees.

SECTION 23 REPRESENTATION AND WARRANTIES; DISCLAIMER.

23.1 Each of ATHERSYS, ATHX and CHUGAI represents and warrants that it is duly organized and exists in good standing under the laws of the jurisdiction in which it is organized, has the power to own its property and to carry on its business as now being conducted.

23.2 Each of ATHERSYS, ATHX and CHUGAI represents and warrants that it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, to grant the license as set forth in this Agreement, without consent of any third party and without breach of any agreements with or obligations to any third party.

23.3 Each of ATHERSYS, ATHX and CHUGAI represents and warrants that it has not entered into and will not enter into agreement with an obligation to a third party inconsistent, incompatible, or conflicting with its obligations under this Agreement.

23.4 ATHX and ATHERSYS each jointly and severally represent and warrant that, to its/their knowledge as of the Effective Date, the issued patents of ATHX Background Patents in the Field in the Territory are valid and enforceable.

23.5 ATHX and ATHERSYS each jointly and severally represent and warrant that, to its/their knowledge as of the Effective Date, the information disclosed to CHUGAI in the course of discussion and negotiation with CHUGAI in relation to this Agreement is true in all material respects.

23.6 EXCEPT AS PROVIDED EXPRESSLY IN THIS SECTION 23 AND IN SECTION 2.2, NONE OF ATHERSYS, ATHX OR CHUGAI MAKES ANY REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT WHATSOEVER, AND EACH OF ATHERSYS, ATHX AND CHUGAI HEREBY DISCLAIMS ALL OTHER SUCH POTENTIAL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, AGAINST INFRINGEMENT, AND THOSE ARISING THROUGH COURSE OF DEALING OR TRADE OR OTHERWISE.

SECTION 24 MISCELLANEOUS.

24.1 Governing Law. This Agreement shall be governed by and construed under the laws of State of New York without regard to its choice of law principles.

24.2 Arbitration. All disputes arising out of or relating to this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The Emergency Arbitrator Provisions shall not apply. The seat of the arbitration shall be Tokyo. The language to be used in the arbitration shall be English. The award rendered by arbitration shall be final and binding upon both Parties and judgment upon the award may be entered into in any court having jurisdiction for enforcement thereof. The Parties shall treat all matters relating to the arbitration, including, but not limited to, the existence of the arbitration, all documents produced by one Party in the arbitration, or the award rendered by the arbitration as Confidential Information.

24.3 Rights in Bankruptcy. All rights and licenses of CHUGAI or its Affiliate under this Agreement except those for Trademark are and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any counterparts in other jurisdictions, licenses of rights to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code, to the extent that the U.S. Bankruptcy Code or any counterparts in other jurisdictions is applicable to the rights and license. Chugai may retain and exercise all of its rights and elections under the U.S. Bankruptcy Code or any counterparts in other jurisdictions.

24.4 Taxes. The amount of withholding tax levied on any and all payments made by CHUGAI to ATHX pursuant to this Agreement shall be borne by ATHX. CHUGAI shall deduct and pay any such withholding tax to the competent tax authority, and send to ATHX the tax certificate showing the payment of such withholding tax. Any and all payments made by CHUGAI to ATHX pursuant to this Agreement shall be under reduced tax rate or exempt under any applicable convention concerning double taxation including the Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income between the Governments of Japan and the United States of America. ATHX shall prepare and submit to CHUGAI the applicable application form for income tax convention and any other attachment thereto necessary to document such exemption, and CHUGAI shall file them with the relevant taxation office in Japan. CHUGAI shall cooperate with ATHX in preparation and submission of the applicable application form(s) for income tax convention and any other attachments thereto.

24.5 Reservation of Rights. The licenses granted by either Party under its respective intellectual property in this Agreement are limited to those specifically and expressly set forth in Sections 2.1, 3.1, 3.2, and 6.4. Nothing in this Agreement does or will be construed to grant to a Party any rights in any intellectual property rights not expressly granted, in each case whether by implication, estoppel or otherwise, and neither Party will exploit or grant sublicenses in any of the intellectual property rights licensed to it outside of the scope expressly licensed to it under this Agreement. All rights not specifically granted by a Party are reserved by such Party.

24.6 Limitation of Liability. NONE OF ATHERSYS, ATHX OR CHUGAI WILL BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY TYPE OR NATURE, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUES, EXCEPT (A) TO THE EXTENT ANY SUCH DAMAGES ARE PAYABLE TO THIRD PARTIES IN CONNECTION WITH A INDEMNIFICATION OBLIGATION HEREUNDER, (B) FOR WILLFUL BREACH OR BREACH RESULTED FROM BAD FAITH OF ANY PROVISION OF THIS AGREEMENT, (C) FOR EXPLOITATION OF ANY OF THE INTELLECTUAL PROPERTY RIGHTS LICENSED UNDER THIS AGREEMENT OUTSIDE OF THE SCOPE LICENSED, OR (D) BREACH OF THE CONFIDENTIALITY PROVISIONS IN SECTION 20.

24.7 Assignment. Neither this Agreement nor any rights or obligations of either Party to this Agreement may be assigned or otherwise transferred by either Party without the consent of the other Party, except that either Party may assign this Agreement, without such consent, to an Affiliate or to a purchaser of or successor in interest to substantially all of that Party’s business or assets to which this Agreement pertains, through merger, sale of assets and/or sale of stock or ownership interest, consolidation or name change. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section is void.

24.8 Counterparts. This Agreement may be executed in counterparts, each of which, when executed, are deemed to be an original and all of which together constitute one and the same document.

24.9 Entire Agreement and Amendment. This Agreement together with its Exhibit(s) sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between ATHX and CHUGAI with respect to the subject matter hereof, including that certain Mutual Confidential Disclosure Agreement between the Parties dated 4 December 2013 (“MCDA”); provided, however, that all information disclosed by one Party, any of its, or its or their respective Staff or Outside Staff to the other Party, any of its Affiliates, or its or their respective Staff or Outside Staff prior to the Effective Date pursuant to the MCDA will be deemed to have been disclosed pursuant to this Agreement. None of the terms of this Agreement may be amended, supplemented or modified except in writing signed by the Parties.

24.10 Headings. Headings in this Agreement are included herein for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

24.11 Notices. All notices, consents, approvals, requests or other communications required hereunder given by one Party to the other Party shall be in writing and made by (i) registered or certified air mail, postage prepaid and return receipt requested, (ii) facsimile, (iii) internationally recognized express overnight courier or (iv) delivered personally to the following addresses of the respective Parties:

If to ATHX or ATHERSYS:	Athersys, Inc.
3201 Carnegie Avenue
Cleveland, OH 44115
Attention: President
Facsimile: +1.216.361.9495

with a copy to:	Jones Day
12265 El Camino Real, Suite 200
San Diego, CA 92130
Attention: Thomas A. Briggs
Facsimile: +1.858.314.1150

If to CHUGAI:	CHUGAI PHARMACEUTICAL CO., LTD.
1-1 Nihonbashi-Muromachi 2-Chome
Chuo-ku, Tokyo, 103-8324 Japan
Attention: Department Manager, Business Development
Facsimile:+81.3.3281.6610

with a copy to:	CHUGAI PHARMACEUTICAL CO., LTD.
1-1 Nihonbashi-Muromachi 2-Chome
Chuo-ku, Tokyo, 103-8324 Japan
Attention: General Manager, Legal Department
Facsimile: +81.3.3281.0315

Notices hereunder are deemed to be effective (i) upon receipt when made by registered or certified air mail, (ii) upon receipt when sent by facsimile, provided that the sender retains a written confirmation of the successful transmittal, (iii) upon receipt when made by internationally recognized express overnight courier, (iv) upon delivery if personally delivered. A Party may change its address listed above by sending notice to the other Party.

24.12 Relationship of the Parties. The relationship between ATHX and CHUGAI is that of independent contractors. Nothing in this Agreement shall not be constructed to create a relationship of employer and employee, partner, joint venture, or principal and agent.

24.13 Severability. The invalidity or unenforceability of any term or provision in this Agreement shall not affect the validity or enforceability of any other term or provision hereof. If any of the terms or provisions of this Agreement are in conflict with any applicable law or regulation, such term(s) or provision(s) shall be deemed inoperative to the extent they may conflict therewith and shall be deemed to be modified to confirm with such law and regulation.

24.14 Waiver. Any right of one Party hereto to the other Party may not be or is not deemed waived except by an instrument in writing signed by the party having such right. All rights, remedies, undertakings, obligations and agreements contained in this Agreement are cumulative and none of them are a limitation of any other remedy, right, undertaking, obligation or agreement.

24.15 ATHERSYS Guarantee. ATHERSYS hereby irrevocably guarantees the performance of all of ATHX’s obligations under this Agreement.

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IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers upon the Effective Date.

ABT Holding Company	CHUGAI PHARMACEUTICAL CO., LTD.

/s/ Gil Van Bokkelen	/s/ Tatsuro Kosaka
Title: CEO	Title: President and COO

Athersys Inc.

/s/ Gil Van Bokkelen
Title: Chairman and CEO

Schedule 1

ATHX Background Patents in the Territory

[*]

*	Confidential treatment has been requested for the redacted portions of this exhibit, and such confidential portions have been omitted and filed separately with the Securities and Exchange Commission.